                                                                         Reg S-K
                                                                        Item 601
                                                                      Exhibit 12



                            BERKSHIRE HATHAWAY INC.
  Calculation of Ratio of Consolidated Earnings to Consolidated Fixed Charges
                             (Dollars in millions)

                                                                         Years Ended December 31,
                                                    ----------------------------------------------------------------
                                                       1995        1994          1993          1992          1991
                                                    ----------  ----------    ----------    ----------    ----------
Net earnings  . . . . . . . . . . . . . . . . . .    $  725.2      $494.8      $  688.1        $407.3       $439.9
  Income tax expense  . . . . . . . . . . . . . .       270.3       158.7         491.6 ***     138.1        142.1
  Minority interest in earnings   . . . . . . . .        13.3         8.7          10.0           5.2         11.0
  Equity in the (income) loss of a less than
       50% owned investee . . . . . . . . . . . .       (16.9)       32.9           --           --           --
  Fixed charges*  . . . . . . . . . . . . . . . .        75.5        70.2          65.7          85.6         92.9
                                                     --------      ------      --------        ------       ------
Earnings available for fixed charges  . . . . . .    $1,067.4      $765.3      $1,255.4        $636.2       $685.9
                                                     ========      ======      ========        ======       ======

Realized investment gain, pretax, included in
  earnings available for fixed charges  . . . . .    $  194.1      $ 91.3      $  546.4        $ 89.9       $192.5
                                                     ========      ======      ========        ======       ======

Fixed charges*
  Interest on indebtedness (including amorti-
       zation of debt discount and expense) . . .     $  59.3      $ 60.1      $   56.6        $ 76.1 **     $83.6 **

  Rentals representing interest   . . . . . . . .        16.2        10.1           9.1           9.5          9.3
                                                       ------      ------      --------        ------       ------
                                                       $ 75.5      $ 70.2      $   65.7        $ 85.6       $ 92.9
                                                       ======      ======      ========        ======       ======

Ratio of earnings to fixed charges* . . . . . . .       14.14x      10.90x        19.11x         7.44x        7.38x
                                                        =====       =====         =====          ====         ====

Ratio of earnings, excluding realized invest-
  ment gain, to fixed charges*  . . . . . . . . .       11.57x       9.60x        10.79x         6.38x        5.31x
                                                        =====        ====         =====          ====         ====


___________

  * Excludes fixed charges of finance businesses which consist of interest on indebtedness and, in years prior to 1994, interest on savings deposits. Fixed charges of finance businesses were as follows:

                                                                1995         1994          1993        1992       1991
                                                              --------     --------      --------    --------   --------
                                                                $29.1        $31.8         $24.4       $26.1      $32.9

         Including fixed charges of finance businesses the ratios of earnings to fixed charges were as follows:

                                                                1995         1994          1993        1992       1991
                                                              --------     --------      --------    --------   --------
        Including realized investment gain . . . . . . .       10.48x        7.81x        14.20x       5.93x      5.71x
        Excluding realized investment gain . . . . . . .        8.63x        6.92x         8.14x       5.13x      4.18x

 ** Excludes optional prepayment premiums of $22.5 and $5.7 in 1992 and 1991 respectively, related to redemptions prior to maturity of certain term debt obligations.

*** Includes charge of $71.0 representing the cumulative effect of change in accounting for income taxes.